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                                                                     EXHIBIT 2.2

                STOCKHOLDER AGREEMENT AND REPRESENTATION LETTER

                                 June 21, 1996


Energy Ventures, Inc.
TCA Acquisition, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas 77027

Dear Sirs:

    Reference is hereby made to the Agreement and Plan of Merger dated as of June 21, 1996 (the "Merger Agreement"), among Tubular Corporation of America, a Delaware corporation ("TCA"), Energy Ventures, Inc., a Delaware corporation ("EVI"), and TCA Acquisition, Inc., a Delaware corporation ("EVI Sub"), and being executed in connection with this Stockholder Agreement and Representation Letter (this "Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement. In order to induce you to enter into the Merger Agreement, the undersigned (the "Stockholder") hereby agrees as follows:

         1. Representations and Warranties. The Stockholder covenants and agrees with EVI and EVI Sub and represents and warrants to EVI and EVI Sub as follows:

                 (a) The Stockholder has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and in the Merger Agreement.

                 (b) The Stockholder has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (c) The execution, delivery and performance by the Stockholder of this Agreement, the consummation by the Stockholder of the transactions contemplated hereby and by the Merger Agreement and the compliance by the Stockholder with the provisions hereof and thereof will not conflict with, or result in any violation of or default by the Stockholder (with or without notice or lapse of time, or both) under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets or properties may be bound, or (ii) any statute or any judgment, decree, order, rule or regulation



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             of any governmental entity to which the Stockholder is a party or by which the Stockholder or any of the assets or properties of the Stockholder may be bound.

                 (d) Except for those consents described in the Merger Agreement, no consents, approvals or authorizations of any person (other than those which have been obtained) are required on the part of the Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and by the Merger Agreement.

                 (e) There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or, to the best knowledge of the Stockholder, threatened against the Stockholder that could affect the ability of the Stockholder to perform the Stockholder's obligations under this Agreement and the Merger Agreement.

                 (f) The Stockholder is the record and beneficial owner of the shares of Company Common Stock set forth next to the Stockholder's name in Schedule 4.1(c) of the Merger Agreement (or, if not set forth therein, the number of shares set forth on the schedule delivered to EVI by the Company), and has full authority to vote all of such shares as contemplated by the Merger Agreement. Such shares of Company Common Stock are owned free and clear of all Liens and restrictive agreements, including, without limitation, voting trust or stockholders agreements.

                 (g) The Stockholder recognizes and understands that the shares of EVI Common Stock, if any, and the Notes, if any, to be issued to the Stockholder pursuant to the Merger (the "Securities") will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state (the "Blue Sky Laws"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Blue Sky Laws which are predicated, in part, on the representations, warranties and agreements of the Stockholder contained herein.

                 (h) If the Stockholder is receiving Securities in the Merger, the Stockholder represents and warrants that (i) the Stockholder is an accredited investor as defined in Rule 501(a) promulgated under the Securities Act and has knowledge and experience in business, finance, securities and investments, such experience being based on actual participation therein, (ii) the Stockholder is capable of evaluating the merits and risks of an investment in the Securities and the suitability thereof as an investment therefor, (iii) the Stockholder is an experienced and sophisticated investor in investments, including investments similar to that of the Securities, (iv) the Securities to be acquired by the Stockholder in connection with the Merger will be acquired solely for investment and not with a view toward resale or redistribution, (v) in connection with the transactions contemplated hereby and by the Merger Agreement, no assurances have been made concerning the future results of the Company or EVI and (vi) the Stockholder has made investments of a nature similar to the Securities and, by reason of such investments, has acquired the capability to protect the interest of the Stockholder in investments similar to that of the Securities. The Stockholder



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             understands that none of EVI, EVI Sub or the Company is under any obligation to file a registration statement or to take any other action under the Securities Act or the Blue Sky Laws with respect to the Notes. The Stockholder acknowledges that EVI, EVI Sub and the Company are relying upon the truth and accuracy of the representations and warranties in this Agreement by the Stockholder in consummating the transactions contemplated by this Agreement and the Merger Agreement without registering the Securities under the Securities Act or the Blue Sky Laws.

                 (i) If the Stockholder is receiving Securities in the Merger, the Stockholder has been furnished with the complete financial statements of the Company for the fiscal years ended December 31, 1994 and 1995, and the fiscal quarter ended March 31, 1996. The Company and Sub have made available to the Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement or the Merger Agreement and access to obtain any additional information which the Stockholder could reasonably request for the purpose of verifying the accuracy of information furnished to the Stockholder as set forth herein or for the purpose of considering the transactions contemplated hereby or by the Merger Agreement. EVI has offered to make available to the Stockholder upon request at any time all exhibits filed by EVI with the Commission as part of any of the reports filed therewith.

                 (j) No investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission from the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or by the Merger Agreement based in any way on agreements, arrangements or understandings made by or on behalf of the Stockholder.

                 (k) As of the date of this Agreement and after giving effect to the acquisition of EVI Common Stock pursuant to the Merger, the Stockholder will not hold more than $15 million in value of EVI Common Stock.

             2. Covenants and Agreements. The Stockholder covenants and agrees with EVI and EVI Sub as follows:

                 (a) The Stockholder hereby consents with respect to all shares of Company Common Stock which the Stockholder owns, beneficially or of record, in favor of the adoption of the Merger Agreement and the transactions contemplated hereby and by the Merger Agreement. This consent is provided pursuant to Section 228 of the DGCL. The Stockholder further waives any dissenters or other similar rights that the Stockholder may have under the DGCL or otherwise with respect to the Merger and the transactions contemplated by the Merger Agreement.

                 (b) The Stockholder shall execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered), such agreements and other instruments (including written consents) and shall take (or cause to be taken) such other action as may be necessary





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             or appropriate to cause the Company to comply with its covenants and agreements set forth in the Merger Agreement and to implement and carry into effect the transactions contemplated by this Agreement and the Merger Agreement.

                 (c) As of the Effective Time, the Stockholder does hereby for the Stockholder and the Stockholder's Affiliates, heirs, executors, administrators and legal representatives remise, release, acquit and forever discharge the Company and its Affiliates, partners, officers, directors, controlling persons or entities, employees, attorneys and successors and assigns (collectively with the Company, the "Company Released Parties") of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which the Stockholder and the Stockholder's Affiliates now have, own or hold or have at any time previously had, owned or held against the Company Released Parties, including without limitation any indemnification obligation of the Company to the Stockholder and all liabilities created as a result of the sole or contributory negligence, gross negligence and willful acts of any Company Released Party, existing as of the Effective Time or relating to any matter that occurred on or prior to the Effective Time, except for (i) the right to cash payments of salary and bonus, if any, that (a) are unpaid to the Stockholder as of the Effective Date, and (b) accrued and reflected in the Company's financial statements from and after March 31, 1996 in the ordinary course of the Company's business consistent with prior cash payments of salary or bonus or required to be paid under agreements listed on
             Schedule 4.1(h) of the Merger Agreement, (ii) reimbursement of expenses incurred after March 31, 1996 in the ordinary course of the Company's business, (iii) claims for reimbursement for medical expenses under the Company's health plan and (iv) the right to unused vacation time in accordance with the Company's vacation policy; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the parties hereto to perform any of their obligations hereunder or under any other agreement relating to the transactions contemplated hereby or from any breaches by any of them of any representations or warranties herein or in connection with any of such other agreements shall not be released or discharged pursuant to this Agreement. The Stockholder represents and warrants that the Stockholder has not previously assigned or transferred, or purported to assign or transfer, to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in this Section 2(c). The Stockholder covenants and agrees that the Stockholder will not assign or transfer to any person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released in this Section 2(c). The Stockholder represents and warrants that the Stockholder has read and understands all of the provisions of this Section 2(c) and that he has to the extent desired been represented or advised by legal counsel and other professional advisors in connection with the negotiation, execution and delivery of this Agreement.

                 (d) The Stockholder agrees that, except for expense advances in the ordinary course of business, which shall be repaid or accounted for to the Company by the





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             Stockholder, all indebtedness by the Stockholder or any Affiliate of the Stockholder to the Company or any of its subsidiaries has been paid in full. The Stockholder agrees that immediately subsequent to the Effective Time, except for any existing indemnification obligations of the Stockholder to the Company, which shall continue in effect, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between the Stockholder and the Surviving Corporation or any subsidiary thereof, except for this Agreement, the Merger Agreement and any agreement for employment of the Stockholder with the Company that may be listed on a Schedule to the Merger Agreement or on Schedule 2(e) hereof. The Stockholders Agreement dated April 29, 1991, among the Company and certain stockholders of the Company, the Employee Stockholders Agreement dated April 29, 1991, among the Company and certain stockholders of the Company, and the Registration Rights Agreement dated April 29, 1991, among the Company and certain stockholders of the Company, are all hereby declared null and void and of no further force or effect.

             3. Spousal Consent. If the Stockholder is an individual and is married, the spouse of the undersigned is also executing this Agreement. By executing this Agreement, the spouse of the Stockholder (a) acknowledges that such spouse knows of the contents of this Agreement and the Merger Agreement,
(b) consents to the entering into of this Agreement by the Stockholder and (c) agrees that this Agreement shall be binding upon such spouse to the extent of such spouse's community property interest.

             4. Miscellaneous. The representations and warranties set forth in this Agreement shall survive the Closing. Neither this Agreement nor any of the rights, interest or obligations hereunder or under the Merger Agreement shall be assigned by the Stockholder without the prior written consent of EVI and EVI Sub. The headings of the Sections and paragraphs of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.





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         IN WITNESS WHEREOF, the Stockholder and the Stockholder's spouse, if any, hereby execute this Agreement as of the day first written above.

                              INDIVIDUAL STOCKHOLDER:


                              ------------------------------------------
                              Name:
                                   -------------------------------------

                              SPOUSE OF INDIVIDUAL STOCKHOLDER:


                              ------------------------------------------
                              Name:
                                   -------------------------------------


AGREED AND ACKNOWLEDGED:

ENERGY VENTURES, INC.


By:
    ------------------------------------------------
    James G. Kiley, Vice President-Finance


TCA ACQUISITION, INC.

By:
    ------------------------------------------------
    James G. Kiley, Vice President